Exhibit 10.10

MEMBERSHIP INTEREST PURCHASE

AND SALE AGREEMENT

By and Between

FARM ROAD, LLC d/b/a AMARGOSA VALLEY PINE GROWERS, A WYOMING LIMITED LIABILITY COMPANY

(“Seller”)

and

MJ HOLDINGS, INC. A NEVADA CORPORATION

(“Purchaser”)

Dated as of October 1, 2018

For

100% OF THE MEMBERSHIP UNITS AND INTEREST OF FARM ROAD, LLC

INCLUDING ALL ASSETS, REAL PROPERTY, AND WATER RIGHTS

MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT

Summary Statement

This Summary Statement is attached to and made a part of that certain Membership Interest Purchase and Sale Agreement by and between the Seller and Purchaser referenced below.

1. DATE OF AGREEMENT: October 1, 2018

2. SELLER: Farm Road, LLC, d/b/a Amargosa Pine Growers, a Wyoming Limited Liability Company with a principal place of business at 950 Anvil Road, Amargosa Valley, NV 89020.

3. PURCHASER: MJ Holdings, Inc., a Nevada Corporation with a principal place of business at 1300 S Jones Blvd, 2nd Floor, Las Vegas, NV 89146

4. LAND, WATER RIGHTS AND APPURTENANCES:

(a) A 100 acre parcel described as APN 019-181-02 running along Anvil Road off Hwy. 373 in Nye County, Nevada; and

(b) Four contiguous forty (40) acre parcels described as APNs 019-751-04/05/06/07, (SW of the 100 acre parcel at 950 Anvil Road) located in Nye County, Nevada; and

(c) Water Rights aggregating to 180.4 acre feet water rights pursuant to the following permits and certificate numbers: 110-acre feet Permit Number 73501, AND 70.4-acre feet Certificate Numbers 18564, 18565, 18566

(d) Three cased, operating water wells situated on the above described realty and including all equipment and appurtenances thereto.

5. PURCHASE PRICE: One Million Dollars ($1,000,000.00) payable and conditioned as follows:

(a) Fifty thousand ($50,000.00) dollars as a non-refundable option deposit in cash or cash equivalents to be held in escrow until closing.

(b) Fifty thousand ($50,000.00) as a non-refundable option deposit in the form of MJ Holdings, Inc. common stock to be held in escrow until closing. Stock shall be valued based on the 30 day moving average of MJH’s common stock during the 30 days immediately prior to the date of execution of the PSA. All shares of stock conveyed hereunder shall be restricted stock as so defined pursuant to Rule 144 of the Securities Act of 1933.

(c) One Hundred Fifty Thousand ($150,000) dollars in cash at closing.

(d) A promissory note (the “Note”) with MJ Holdings, Inc. as Maker in favor of FR HOLDING LLC as Holder secured by a Deed of Trust in the amount of $750,000.00 payable to FR HOLDING LLC with 5% per annum simple interest payable in 36 equal monthly payments of three thousand one hundred twenty five ($3,125.00) dollars and including a balloon payment of the balance on the day immediately preceding the date which is three years (3) years after the transfer of 100% MEMBERSHIP INTEREST as provided herein and further providing that FR HOLDING LLC shall be entitled to receive a consulting fee of five per cent (5%) of the gross sales from agricultural activity or other use of the property to a maximum of five hundred thousand ($500,000.00) dollars payable within two years of the closing, or if a negative balance exists, Purchaser shall pay the balance of $500,000 to FR HOLDING LLC at the end of the second year.

6. CONDITIONS TO CLOSING:

(a) Due Diligence shall have bee completed within four (4) months of execution of this Agreement to include permitting, any license transfers and permission to expand from the State of Nevada.

(b) The execution of a FARM ROAD LLC document(s) signed by the authorized managing member of FARM ROAD LLC selling and transferring 100% of the membership interest to MJ HOLDINGS, INC.

7. EARNEST DEPOSIT: As set forth above in Paragraph 5 (a).

8. CLOSING DATE: Not later than (30) days after the expiration of the Due Diligence Period.

9. TITLE COMPANY/ ESCROW AGENT: Fidelity National Title Group, 8363 W Sunset Rd., Suite 200, Las Vegas, NV 89113.

10. SELLER’S ADDRESS: Farm Road, LLC, d/b/a Amargosa Pine Growers, a Wyoming Limited Liability Company with a principal place of business at 950 Anvil Road, Amargosa Valley, NV 89020.

With a copy to: FR Holding, LLC c/o Stephen P. Pingree, Esq., PO Box 161119, Honolulu, HI 96816; pingimac@mac.com.

11. PURCHASER’S ADDRESS: MJ Holdings, Inc., a Nevada Corporation with a principal place of business at 1300 S Jones Blvd., 2nd Floor,, Las Vegas, NV 89146.

With a copy to: Timothy O’Reilly, 325 S. Maryland Parkway, Las Vegas, NV 89101, tor@oreillylawgroup.com

MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT (“Agreement”) is made and entered into as of the Date of Agreement set forth on the Summary Statement (the “Date of Agreement” or “Effective Date”) by and between Farm Road, LLC, d/b/a Amargosa Pine Growers, a Wyoming Limited Liability Company and each of its Members with a principal place of business at 950 Anvil Road, Amargosa Valley, NV 89020 (“Seller”) and MJ Holdings, Inc., a Nevada Corporation with a principal place of business at 3275 S Jones Avenue, Suite 104, Las Vegas, NV 89146 (“Purchaser”).

RECITALS

A.   Seller owns one hundred percent (100%) of the membership interests (the “Interests”) in Farm Road, LLC (the “Company”) with Stephen P. Pingree being the sole managing member of the Company and possessing all necessary authority to enter into this transaction and bind the Company thereto.

B. The Company is the fee owner of certain real property legally described in Exhibit A attached hereto (the “Land”) and is the owner of certain water rights, wells, equipment, fixtures and other appurtenant improvements situated on the Land (collectively, the “Rights and Improvements”). Said Land and the Rights and Improvements are described in Section 4 of the preceding Summary Statement which is a material part of this Agreement.

C. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Sellers, the Interests, subject to the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Seller and Purchaser agree as follows:

1. AGREEMENT FOR PURCHASE AND SALE.

Seller agrees to sell, and Purchaser agrees to purchase, subject to the terms and conditions contained herein the Interests. Seller acknowledges that by selling the Interests to Purchaser, Purchaser will be receiving all of the Company’s right, title and interest in the Land and Improvements, together with all of the Company’s right, title and interest in and to:

(a) all rights of way, tenements, hereditaments, easements, interests, minerals and mineral rights, water and water rights, utility capacity and appurtenances, if any, in any way belonging or appertaining to the Land and the Improvements and all of the Company’s right, title and interest in and to all adjoining streets, alleys, roads, parking areas, curbs, curb cuts, sidewalks, landscaping, signage, sewers and public ways (collectively, the “Appurtenant Rights”); and

(b) all equipment and fixtures owned by the Company attached to the Improvements and/or located at and used in connection with the ownership, operation and maintenance of the Land or the Improvements, including without limitation all heating, lighting, air conditioning, ventilating, plumbing, electrical or other mechanical equipment and the personal property listed in Exhibit B attached hereto (collectively, the “Personal Property”); and

(c) all contracts, agreements, guarantees, warranties and indemnities, if any, affecting the ownership, operation, management and maintenance of the Land, Rights and Improvements, Appurtenant Rights, Personal Property and Leases, including without limitation those items listed in Exhibit D attached hereto, unless terminated pursuant to Section 9(d) (all of which that are not terminated are collectively referred to herein as the “Contracts”); and

(d) all of the Company’s rights and interests (if any) in all promotional materials, marketing materials, brochures, photographs (collectively, “Promotional Materials”), books, records, tenant data, leasing material and forms, past and current rent rolls, files, statements, tax returns, market studies, keys, plans, specifications, reports, tests and other materials of any kind owned by or in the possession or control of the Company which are or may be used by the Company in the use and operation of the Land or the Rights and Improvements or Personal Property (collectively, and together with the Promotional Materials, the “Books and Records”), subject in all cases to any copyrights and other proprietary rights therein of third parties and without representation or warranty concerning the contents (including without limitation the completeness and accuracy thereof) thereof except as expressly set forth herein.

The Land, Rights and Improvements, Appurtenant Rights, Personal Property, Contracts, Licenses, Books and Records and other property described above are collectively referred to herein as the “Property.”

2. PURCHASE PRICE.

One Million Dollars ($1,000,000.00) payable and conditioned as follows:

(a) Fifty thousand ($50,000.00) dollars as a non-refundable option deposit in cash or cash equivalents to be held in escrow until closing.

(b) Fifty thousand ($50,000.00) as a non-refundable option deposit in the form of MJ Holdings, Inc. common stock to be held in escrow until closing. Stock shall be valued based on the 30 day moving average of MJH’s common stock during the 30 days immediately prior to the date of execution of the PSA. All shares of stock conveyed hereunder shall be restricted stock as so defined pursuant to Rule 144 of the Securities Act of 1933.

(c) One Hundred Fifty Thousand ($150,000) dollars in cash at closing.

(d) A promissory note in substantially the form attached hereto as Exhibit C (the “Note”) with MJ Holdings, Inc. as Maker in favor of FR HOLDING LLC as Holder secured by a Deed of Trust in the amount of $750,000.00 payable to FR HOLDING LLC with 5% per annum simple interest payable in 36 equal monthly payments of three thousand one hundred twenty five ($3,125.00) dollars and including a balloon payment of the balance on the day immediately preceding the date which is three years (3) years after the transfer of 100% MEMBERSHIP INTEREST as provided herein and further providing that FR HOLDING LLC shall be entitled to receive a consulting fee of five per cent (5%) of the gross sales from agricultural activity or other use of the property to a maximum of five hundred thousand ($500,000.00) dollars payable within two years of the closing, or if a negative balance exists, Purchaser shall pay the balance of $500,000 to FR HOLDING LLC at the end of the second year.

3. ESCROW - TITLE - SURVEY.

(a) The parties hereto designate Fidelity National Title Group (the “Title Company”), with an address of 8363 W Sunset Rd., Suite 200, Las Vegas, NV 89113 (“Escrow Agent”) in connection with this transaction. Simultaneously with the execution of this Agreement, Escrow Agent shall execute and deliver the Escrow Agreement. The Escrow Agreement shall serve as escrow instructions for the Earnest Deposit and the Holdback Amount, if applicable. By execution of this Agreement and the Escrow Agreement, the Escrow Agent agrees that the Earnest Deposit shall be held as a deposit under this Agreement in an interest bearing account and: (i) applied against the Purchase Price if Closing occurs; (ii) delivered to Purchaser if Purchaser terminates this Agreement prior to expiration of the due Diligence Period as hereafter set forth; or (iii) delivered to Seller or Purchaser, in accordance with the Escrow Agreement. Interest on the Earnest Deposit shall be added to and deemed part of the Earnest Deposit.

(b) Within twenty (20) days of the Effective Date, Purchaser shall obtain and deliver to Seller: (i) a commitment from the Title Company (“Commitment”) to issue an update of the Seller’s existing title insurance policy or issue a new ALTA Owner’s Policy of Title Insurance Form (ALTA 2006) in an amount equal to one million dollars ($1,000,000) (the “Title Policy”); and (ii) an ALTA survey showing the boundaries of the property, the location of improvements on the subject property, including any and all structures, wells, fences, utility lines, roads, etc., along with the location of any/all easements (the “Survey”) requirements. The Survey shall be certified to the Company, Purchaser and the Title Company. The Survey shall be in form and substance sufficient to delete the standard survey exception from the Title Policy. On or before the Closing Date, Seller shall execute and deliver to the Title Company Seller’s customary form of owner’s affidavit which will enable the Title Company to delete the other standard printed exceptions other than the survey exception from the Title Policy (the “Owner’s Title Affidavit”). It shall be a condition precedent to Purchaser’s obligation to purchase the Property that the Title Company can and will, on the Closing Date, issue the Title Policy in accordance with the Commitment and subject only to: (i) the Leases identified on Exhibit C hereto and any Leases entered into after the date hereof but prior to Closing in compliance with the terms of this Agreement; (ii) all non-delinquent real estate taxes and assessments and personal property taxes and all real estate taxes and assessments and personal property taxes which are the obligations of or which are paid directly by Tenants under the Leases identified on Exhibit C in effect on the Closing Date to the entity imposing same; (iii) the rights of the Tenants under the Leases and under any Leases entered into after the date hereof but prior to Closing in compliance with the terms of this Agreement; and (iv) matters set forth on the Schedule of Permitted Exceptions attached hereto as Schedule 4(c) (the “Permitted Exceptions”).

(c) Purchaser shall give written notice to Seller within fifteen (15) business days after receipt of the Commitment (“Purchaser’s Objection Notice”), specifying objection(s) to those items shown on the Commitment reasonably objected to by Purchaser (“Title Defects”), and those encroachments or other matters shown on the Survey reasonably objected to by Purchaser (“Survey Defects”; Title Defects and Survey Defects shall be collectively known as “Objections”). Within five (5) business days following receipt of Purchaser’s Objection Notice, Seller shall notify Purchaser in writing (“Seller’s Title Response Notice”) of those Objections which Seller intends to cure at or prior to Closing (“Cure Items”). If Seller identifies any Cure Items in Seller’s Title Response Notice, then Seller shall proceed to satisfy the Cure Items at or prior to Closing. If Seller is unable to satisfy the Cure Items at or prior to Closing despite Seller’s commercially reasonable efforts, then Seller, by providing written notice to Purchaser, shall have a period of not more than fifteen (15) additional days after the proposed Closing Date in which to cause the Cure Items to be satisfied, in which case the Closing Date shall be automatically extended to the extent necessary to enable Seller to so satisfy the Cure Items. If Seller fails to deliver Seller’s Title Response Notice within the aforementioned five (5)-business day period, then Seller shall be deemed to have elected not to cure any of the Objections. Notwithstanding anything herein to the contrary, Seller, at Seller’s sole cost and expense, shall be required to use commercially reasonable efforts to obtain documents from third parties to discharge or have the Title Company insure over and remove such items from the Title Policy such as mortgages, deeds of trusts, financing statements and other instruments created by Seller and evidencing or securing the repayment of existing debt, judgment liens, mechanic’s liens and other liens of a liquidated amount evidencing a monetary obligation (excluding liens for real estate taxes and assessments (both general and special) not due and payable) (collectively, “Monetary Liens”), regardless of whether or not Purchaser has notified Seller of Purchaser’s objection thereto. Failure of Purchaser to object to a Monetary Lien shall in no event be deemed a waiver of Purchaser’s right to require Seller to remove such Monetary Lien. Seller may use proceeds of the Purchase Price to satisfy or remove such Monetary Liens at Closing.

Within five (5) business days of receipt of Seller’s Title Response Notice, Purchaser shall elect to do one of the following: (i) waive the Objections that Seller has not designated as Cure Items and proceed to acquire the Property without any reduction of the Purchase Price and take assume ownership of the Membership Units including the Property subject to such Objections; or (ii) terminate this Agreement, by written notice to Seller and to the Escrow Agent, in which event Escrow Agent shall return the Earnest Deposit to Purchaser and the parties shall be released from all obligations hereunder except those obligations that expressly survive pursuant to the terms of this Agreement. If Purchaser fails to timely make any such election, then Purchaser shall be deemed to have elected to purchase the Property pursuant to the foregoing clause (i).

4. DUE DILIGENCE PERIOD.

(a) To the extent not previously delivered to Purchaser, within three (3) business days of the Effective Date, Seller will deliver to Purchaser the materials and documents shown on Schedule 5a (collectively “Due Diligence Materials”) (and Purchaser acknowledges receipt of the items checked off on such Schedule 5a). Purchaser reserves the right to make additional document requests and in the event Seller discovers additional due diligence materials relating to the Property or the Company that have not been provided to Purchaser as part of the Due Diligence Materials, Seller shall promptly provide Purchaser with a copy of such additional due diligence materials.

(b) Purchaser shall have until 5:00 p.m. (Pacific Time) on the one hundred twentieth (120th ) day after the Effective Date (the “Due Diligence Period”) to conduct inspections and investigations of the Company and the Property reasonably required by Purchaser in order to determine the suitability of the Company and the Property for Purchaser’s purchase of the Interest (collectively, the “Inspections”). During the Due Diligence Period, Purchaser and its authorized agents may undertake a due diligence review of the Property and the Company and all related documents and information, including leases, water rights and records of the Nevada Division of Water Resources and State Engineer, reciprocal easement and operating agreements, soils, engineering and structural reports, plans and specifications, construction contracts for work in process, environmental assessments, title insurance policies, existing surveys and other records including, but not limited to, operating and capital budgets, real estate tax receipts and other financial reports pertaining to the development and operation of the Property. As part of such due diligence review Purchaser may conduct one or more physical inspections of the Property, including mechanical, engineering, pump, pipe, and casing condition, water well quality, capacity and flow rate tests, soils and environmental inspections, provided that all such inspections will be conducted during business hours following two (2) business days’ notice to Seller. At Seller’s election, Seller may have a representative present at each such inspection. Purchaser will conduct its inspections and reviews in such a manner so as to minimize any damage, loss, cost or expense to, or claims against Seller, the Company or the Property, and Purchaser will indemnify, defend and hold Seller, the Company and the Property harmless from and against such damage, loss, cost, expenses or claim. Seller agrees to cooperate with Purchaser at no cost to Seller to facilitate the Inspections. Any and all work for Purchaser’s due diligence investigations shall be performed without cost or expense to Seller and Purchaser shall provide Seller with copies of all reports obtained by Purchaser with respect to the Property or the Interests following receipt thereof.

(c) If Purchaser’s review of the due Diligence Materials or the results of the Inspections or the Reports are not acceptable to Purchaser, in Purchaser’s sole discretion, Purchaser may terminate this Agreement by written notice given to Seller prior to the expiration of the Due Diligence Period, in which event Purchaser shall receive a refund of the Earnest Deposit and neither of the parties hereto shall have any further rights or obligations hereunder except for obligations, if any, that survive the termination of this Agreement. If Purchaser fails to terminate this Agreement prior to the expiration of the Due Diligence Period, Purchaser shall be deemed to have elected to proceed with the purchase of the Interests. In addition, the Earnest Deposit shall become nonrefundable to Purchaser, but shall remain applicable to the Purchase Price at Closing.

5. CLOSING.

Subject to terms and conditions of this Agreement, the closing of the transaction contemplated by this Agreement (the “Closing or Closing Date”) shall take place on the earlier to occur of: thirty (30) days after the expiration of the Due Diligence Period. At Closing, Seller shall transfer and convey unencumbered legal title to the Interests to Purchaser, and the Land shall only be subject to the Permitted Exceptions and in accordance with the terms of this Agreement.

6. CONDITIONS PRECEDENT TO CLOSING

Purchaser’s obligation to purchase is expressly conditioned upon each of the following:

(a) The Title Company shall be in a position to issue a new or updated Title Policy with such endorsements as may be requested by Purchaser prior to the end of the Due Diligence Period (to the extent such endorsements are offered by the Title Company); and

(b) The Members of FARM ROAD LLC holding 100% of the Membership Units shall have delivered documents signed by the authorized member(s) of FARM ROAD LLC selling and transferring 100% of the membership interest to MJ HOLDINGS, INC.; and,

(c) All water rights, appropriations, decrees, and diversion points, regarding the represented aggregate 180.4 acre feet of water rights are properly documented and recorded with priorities as shown in documents on file in the Nevada Division of Water Resources as shown on the attached Exhibit D which is incorporated herein, are unencumbered, are being applied to beneficial use, and have not been challenged or abandoned and are not subject to forfeiture for non-use or otherwise.

(d) All Exhibits and Schedules referenced in this Agreement not attached at the time this Agreement is signed have been completed and attached hereto.

(e) All of the Seller’s representation and warranties shall be true and correct in all material respects on the Closing Date.

7. REPRESENTATIONS AND WARRANTIES.

(a) Each Seller represents, warrants and covenants to Purchaser, as of the date hereof, as follows:

(i) Neither the execution or delivery of this Agreement, the consummation of the transaction contemplated hereby, nor the fulfillment of or compliance with the terms and conditions hereof conflict with or result in a material breach of any of the terms, conditions or provisions of any agreement or instrument to which Seller is a party or by which Seller is bound;

(ii) To Seller’s knowledge, there are no material contracts or agreements affecting the Land or the Improvements which will survive Closing and be binding upon Purchaser except as disclosed in Exhibits attached hereto or in the Title Commitment and, to Seller’s knowledge, no party is in material default under any such Contracts;

(iii) All water rights, appropriations, decrees, and diversion points, regarding the represented aggregate 180.4 acre feet of water rights are properly documented and recorded with priorities as shown in documents on file in the Nevada Division of Water Resources as shown on the attached Exhibit D which is incorporated herein, are unencumbered, are being applied to beneficial use, and have not been challenged or abandoned and are not subject to forfeiture for non-use or otherwise.

(iv) Farm Road, LLC and FR Holdings, LLC are each duly organized, validly existing and in good standing under the laws of the jurisdiction of their organization. Each has or will have all necessary limited liability company power and authority to enter into this Agreement and to consummate all of the transactions contemplated herein. The respective individuals executing this Agreement are duly authorized to execute, deliver and perform this Agreement on behalf of their respective limited liability companies and to bind the companies hereto. This Agreement and all documents to be executed by Seller and delivered to Purchaser hereunder (i) are and will be the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except to the extent enforceability is limited by bankruptcy and other laws that relate to creditors’ rights; (ii) do not and will not contravene any provision of Seller’s organizational documents, or to Seller’s knowledge, any existing laws or regulations applicable to Seller, and (iii) will not result in a material violation of any agreement, instrument, order, writ, judgment or decree to which Seller or the Property is a party or subject;

(v) The Company does not employ and has not employed any individual as an employee;

(vi) The Company is, and always has been, a limited liability company duly organized and existing under the laws of the State of Wyoming The Company is in good standing under the laws of the State of Wyoming The Company has the requisite limited liability company power and authority to own, operate, lease and encumber the Property and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business as a foreign limited liability company and is in good standing under the laws of the State of Nevada;

(vii) The Company does not own, directly or indirectly, any capital stock or any other equity interest in any corporation, partnership company, trust, limited liability company or other legal entity, whether incorporated or unincorporated, and the only property owned by the Company is the Property and related operating accounts and reserve accounts;

(viii) Stephen P. Pingree, the sole managing member of the Company represents and warrants that any and all membership interests (the “Interests”) in the Company are validly issued, fully paid and non-assessable. There are no securities outstanding which are convertible into, exchangeable for, or carrying the right to acquire, equity securities (or securities convertible into or exchangeable for equity securities) of the Company, or subscriptions, warrants, options, calls, convertible securities, registration or other rights or other arrangements or commitments obligating the Company to issue, transfer or dispose of any of its equity securities or any ownership interest therein and there are no pre-emptive rights in respect of the Interests. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Interests. Attached hereto as Schedule 1 are true copies of the Company’s current Operating Agreement, Articles of Formation and any other currently effective limited liability company organizational documents which in any way relate to the formation or limited liability organization of the Company or directly or indirectly relate to any rights of whatever nature or kind in any way involving the Interests;

(ix) Stephen P. Pingree as the sole managing member of the Company of the Company represents and warrants that the members have good and valid title to the Interests, free and clear of all liens, pledges, charges, and security interests, rights of first refusal or encumbrances of any kind (“Liens”). The Interests are not subject to any voting or transfer restrictions (other than restrictions generally imposed on securities under U.S. federal, state or foreign securities laws), other than those contained in the Company’s operating agreement (which restrictions are hereby waived by each Seller to the extent applicable to effectuate the sale described in this Agreement).

(x) “Taxes” shall mean any tax, charge or assessment by any Governmental Authority, including but not limited to, any deficiency, interest, penalties and reasonable attorneys’ and accountants’ fees and expenses incurred in connection therewith. “Governmental Authority” means any federal, state, regional, municipal, or local authority, agency, body, court or instrumentality, regulatory or otherwise, domestic or foreign. “Tax Returns” shall mean all tax returns, reports and declarations required by any Governmental Authority to have been filed for or on behalf of the Company, or given to any of the Company’s members prior to the Closing Date (except to the extent that the deadline for filing has yet to pass). Seller represents and warrants that all Tax Returns have been duly and properly filed with every applicable Governmental Authority, and given to its members, and that to the extent any Taxes were due and payable by the Company, or required to be withheld for any of the Company’s employees, the Company caused all such Taxes to have been fully paid or withheld. There are no Tax claims, audits or proceedings pending or threatened against the Company. Notwithstanding any other term or condition of this Agreement, the representations and warranties contained in this Section 8(a)(x) are not subject to the Seller’s Threshold Liability or the Seller’s Maximum Liability set forth in Section 17(a) below.

(xi) Schedule 2 consists of (i) a list identifying the Company’s balance sheet, related financial statements and cash flows (collectively the “Financial Statements”). All Financial Statements have or will be delivered to the Purchaser within ten (10) business days after the Effective Date, and all of same were prepared from the Company’s books of account on an income tax basis consistently applied, are accurate and complete in all material respects, and fairly present the financial condition, results of operations and cash flows of the Company at the dates and for the periods indicated, in all material respects. The books of account of the Company accurately reflect all items of income and expense and all assets and liabilities of the Company, in all material respects, except as otherwise provided herein. To Seller’s knowledge, the Company has no material liabilities not covered by insurance that are not set forth on the financial statements provided to Purchaser or on Schedule 3 attached hereto. Outstanding liabilities of the Company set forth in Section 13 hereof shall be prorated as of the Closing Date, as provided herein.

(xii) Except as listed on Schedule 4 no actions, suits, claims, investigations or proceedings (collectively, the “Actions”) (a) are pending or to Seller’s knowledge threatened against the Company; (b) have been served upon the Company, nor has the Company initiated any court, administrative or bankruptcy proceedings in any way involving or relating to the Company or the Property, nor to the Seller’s knowledge, have any of same been filed, or threatened in writing, with respect to the Company or the Property. With respect to all such Actions, not listed on Schedule 4 which arise after the Effective Date of this Agreement, Seller hereby agrees that it shall promptly disclose all of same to Purchaser in writing following Seller’s receipt of written notice and shall indemnify, defend, and hold Purchaser harmless from all loss, damage, claim, cost, and expense, including attorney fees and court costs resulting directly or indirectly therefrom. To Seller’s knowledge, there is no state of facts or events which could reasonably be expected to form the basis of any material Actions.

(xiii) Except as itemized on Schedule 5: (a) the Company has received no written notices from any Governmental Authority that the Land and Rights and Improvements are in violation or noncompliance with applicable laws, regulations, ordinances and codes, and (b) the Company has received no written notices that it has failed to obtain approvals, permits, or licenses required to operate the Improvements as may be required by any applicable Governmental Authority.

(xiv) Except as itemized on Schedule 6 (a) to Seller’s knowledge, there are no hazardous substances, petroleum wells or underground storage tanks on the Property and the Property is in compliance with all Environmental Laws (the term “Environmental Laws” shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq. and the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., as amended from time to time; and any similar federal, state and local laws and ordinances and the regulations and rules implementing such statutes, laws and ordinances).

(xv) There are no currently executed Leases on or for the Property and no person or entity has any right of ownership or possession of the Property.

(b) Purchaser represents and warrants to Seller, now and again on the Closing Date, that:

(i) Purchaser has all necessary corporate power and authority to enter into this Agreement and to consummate all the transactions contemplated herein,

(ii) The individuals executing this Agreement on behalf of Purchaser are duly authorized to execute, deliver and perform this Agreement on behalf of Purchaser and to bind Purchaser from and after Closing, and

(iii) This Agreement and all documents to be executed by Purchaser and delivered to Seller hereunder (A) are and will be the legal, valid and binding obligations of Purchaser, enforceable in accordance with their terms, except to the extent enforceability is affected by bankruptcy or similar laws affecting creditors’ rights (B) do not or will not contravene any provision of Purchaser’s organizational documents, or to Purchaser’s knowledge any existing laws and regulations applicable to Purchaser, and (C) will not result in a material violation of any agreement, instrument, order, writ, judgment or decree to which Purchaser is a party or is subject.

(c) None of the representations and warranties of Seller and Purchaser contained in this Agreement or in any of the Closing Documents shall merge into the documents pursuant to which the Interests are transferred to Purchaser, except as expressly provided herein, and all shall survive the Closing Date or termination of this Agreement for a period of one (1) year (the “Survival Period”) unless otherwise specified herein. All rights of Purchaser hereunder or under any of the Closing Documents, with respect to any surviving representation or warranty of Seller (“Surviving Obligations”) shall be deemed waived if Purchaser does not, by written notice to Seller, advise Seller of any alleged breach of such representation or warranty prior to the expiration of the Survival Period. Subject to the limitation set forth in the two (2) immediately preceding sentences, all remedies shall be those set forth in Section 16 below (except as otherwise expressly provided herein or in the Escrow Agreement), and notwithstanding anything herein to the contrary, Seller’s liability under any representation, warranty, covenant or indemnity made hereunder or in any of the Closing Documents shall in no event exceed the aggregate Seller’s Maximum Liability (as hereinafter defined) excepting however, that a breach by either Seller Member of its respective representations relating to such Seller Member’s title to Membership Units such Seller’s Interests shall not be limited to the Seller Maximum Liability. The provisions of this Section 7(c) shall survive the Closing.

(d) Whenever Seller states in this Agreement that it “knows” or has “knowledge” of a fact, or some similar statement, the parties hereto agree that such representations only relate to the actual (and not constructive) knowledge of the selling Members of the Company.

8. SELLER’S COVENANTS.

From and after the date of this Agreement through the Closing Date, Seller and Seller’s agents shall cause the Company at the Company’s expense to:

(a) maintain and operate the Property in a manner consistent with current practice and materially perform its obligations under the Leases, Contracts and Licenses;

(b) keep in existence all fire and extended coverage insurance policies, and all liability insurance policies that are in existence as of the date of this Agreement with respect to the Property;

(c) promptly advise Purchaser in writing of any changes in circumstances that would render the representations and warranties made by Seller herein false or misleading in any material respect;

(d) upon written notice from Purchaser on or before Closing, cause the Company to give appropriate notices of termination of Contracts designated by Purchaser (but only to the extent termination is permitted thereunder without a penalty); provided, however, that if the notice period required to terminate such Contracts will not have run prior to Closing, Purchaser shall accept the termination of the Contract consistent with the notice period provided in the respective Contract;

(e) not to further pledge or otherwise encumber any of the Property;

(f)   not permit the Company to acquire or agree to acquire, by merging or consolidating with, or by purchasing any equity interest in or any portion of the assets of, or by any other manner, any business or any corporation, partnership, association or business organization or division thereof, or otherwise acquire or agree to acquire any amount of assets, or otherwise conduct any business activities of whatever nature or kind other than in the ordinary course of business;

(g) not permit the Company to make any material changes in its present accounting methods, except as required by law, rule, regulation or GAAP, or other method currently used by the Company;

(h) not permit the Company to, (i) make or rescind any express or deemed material election relating to taxes, (ii) materially change any of its methods of reporting income or deductions for Federal income tax purposes, except as may be required by applicable law; or (iii) file any material tax return other than in a manner consistent with past custom and practice; and

(i) pay all obligations (or the installment thereof then due and payable, if any such obligations are payable in installments) relating to any capital charges, impound, connection or development fees imposed by any Governmental Authority, or any public or private utility relating to the Land and Improvements which are due and payable prior to the Closing Date.

9. DELIVERY OF DOCUMENTS.

(a) On the Closing Date, Seller shall deliver the following documents (the “Closing Documents”) to Purchaser, all duly executed and if to be recorded, acknowledged, by Seller, where appropriate, each of which shall be a condition precedent to Purchaser’s obligation to close the transaction contemplated by this Agreement (and one or more of which may be waived in writing by Purchaser, in its sole discretion, on or prior to the Closing Date) in form and substance specified below, or if not specified, in form and substance reasonably acceptable to Purchaser and Seller:

(i) An assignment and assumption of membership interests,

(ii) To the extent required by the Title Company or Escrow Agent, an Owner’s statement or affidavit (the “Title Affidavit”);

(iii) Seller’s executed counterparts of a closing and proration statement;

(iv) a certification of non-foreign status satisfying Section 1445 of the Internal Revenue Code of 1986, as amended;

(v) evidence of Seller’s existence and authority to perform its obligations under this Agreement, in form and substance reasonably satisfactory to the Title Company and the Purchaser;

(vi) all keys and access cards to, and combinations to locks and other security devices located at, the Property, if applicable;

(vii) all of the original Leases, Contracts and Licenses in possession or control of Seller or the Company (or copies thereof to the extent not in Seller’s or the Company’s possession), and all Books and Records in Seller’s possession or control ; and

(viii) all other documents and deliverables as are required by this Agreement.

(b) On the Closing Date, Purchaser shall deliver the following to Seller, in form and substance reasonably acceptable to Seller or in form as required under this Agreement, all duly executed by Purchaser, where appropriate, each of which shall be a condition precedent to Seller’s obligation to close the transaction contemplated by this Agreement:

(i) a certified copy of the resolutions or consent of Purchaser authorizing the transaction contemplated by this Agreement or other satisfactory evidence of authorization;

(ii) a certificate recertifying the representations and warranties set forth in Section 8(b) as of the Closing Date;

(iii) the Purchase Price in accordance with Section 3 hereof, plus or minus prorations and adjustments;

(iv) the executed Promissory Note (Exhibit C);

(v) such other documents, instruments or agreements as may be reasonably requested by Seller or Title Company or the escrow agent, in order to issue the Title Policy in accordance with Section 3(b), or to otherwise consummate the Closing.

10. FIRE OR CASUALTY.

In the event of damage to the Property by fire or other casualty prior to the Closing Date, Seller shall promptly notify Purchaser of such fire or other casualty. If the fire or other casualty causes damage which would cost in excess of $50,000 to repair (as determined by a licensed engineer or architect retained by Purchaser in good faith), then Purchaser may elect, by written notice to be delivered to Seller on or before the sooner of (i) the twentieth (20th) day after Purchaser’s receipt of such notice or (ii) the Closing Date, to either: (a) close the transaction contemplated by this Agreement, in which event all insurance proceeds received prior to Closing shall be retained by the Company and deemed part of the Property to be transferred at Closing and Purchaser shall be entitled to a credit in the amount of any applicable deductibles or expended by Seller or the Company solely in connection with the repair or replacement of the Property following such casualty, or (b) terminate this Agreement, and receive a return of the Earnest Deposit in which case the parties hereto shall have no further obligations hereunder (except for obligations that are expressly intended to survive the termination of this Agreement). If the damage to the Property by fire or other casualty prior to the Closing Date would cost $50,000 or less to repair (as determined by a licensed engineer or architect retained by Purchaser in good faith), Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof, and Seller shall have the right to elect to either repair and restore the Property to the condition that existed before such damage if such repair or restoration may be completed prior to the Closing Date, but if Seller does not do so prior to Closing, then all insurance proceeds received prior to Closing shall be retained by the Company and deemed part of the Property to be transferred at Closing and Purchaser shall be entitled to a credit in the amount of any applicable deductibles. For purposes of this Section 11, the term “Property” shall be limited to and refer only to the Land and Improvements.

11. CONDEMNATION.

If, prior to the Closing Date, all or any part of the Property is taken by condemnation or a conveyance in lieu thereof, or if Seller receives notice of a condemnation proceeding with respect to the Property, then Seller shall promptly notify Purchaser of such condemnation or conveyance in lieu thereof. If the taking or threatened taking involves a material portion of the Property (hereinafter defined), Purchaser may elect, by written notice to be delivered to Seller on or before the sooner of (i) the twentieth (20th) day after Purchaser’s receipt of such notice, or (ii) the Closing Date, to terminate this Agreement, in which event the Earnest Deposit shall be returned to Purchaser, and the parties hereto shall have no further obligations hereunder (except for obligations that are expressly intended to survive the termination of this Agreement). If Purchaser elects to close this transaction notwithstanding such taking or condemnation, all condemnation awards received prior to Closing shall be retained by the Company and deemed part of the Property to be transferred at Closing following such taking. As used herein, a “material portion of the Property” means any part of the Property reasonably required for the operation of the Property in the manner operated on the date hereof. If any taking or threatened taking does not involve a material portion of the Property, Purchaser shall be required to proceed with the Closing, in which event all condemnation awards received prior to Closing shall be retained by the Company and deemed part of the Property to be transferred at Closing. For purposes of this Section 11, the term “Property” shall be limited to and refer only to the Land and Improvements.

12. ADJUSTMENTS AND PRORATIONS.

Adjustments and prorations with respect to the Property shall be computed and determined between the parties as of 12:01 a.m. Pacific Time on the Closing Date as follows:

(a) General real estate taxes, special assessments and personal property taxes shall be prorated as of the Closing Date based on the then current taxes (if known, based on final tax bills for such period, and if not known, based on the most recent ascertainable taxes) and the special assessments due and owing prior to Closing, and Seller or Purchaser shall receive a credit at Closing, as appropriate. Without affecting the obligations set forth in this Section 12, the prorations for real and personal property taxes shall be equitably prorated on a “net” basis (i.e., adjusted for all tenants’ liabilities and payments of additional rent under the Leases for proportionate share of taxes and assessments if any, for such items). If final taxes or special assessments are not known as of the Closing, the parties agree to reprorate when such amounts become known.

(b) All amounts payable, owing or incurred in connection with the Property under the Contracts to be retained by the Company shall be prorated as of the Closing Date.

(c) All utility deposits, if any, may be withdrawn by and refunded to Seller, and Purchaser shall make replacement deposits on behalf of the Company for utilities as may be required by the respective utilities involved.

(d) All utility charges that are not separately metered shall be prorated to the Closing Date and Seller shall obtain a final billing therefor and pay any amounts owing therein for the period prior to the Closing Date and Purchaser shall pay any amounts owing for the period on and after the Closing Date. To the extent that utility bills cannot be handled in the foregoing manner, they shall be prorated as of the Closing Date based on the most recent bills available and reprorated when such final bills become known.

(e) Seller and Purchaser agree that as soon as reasonably possible after the close of the calendar year of the Closing, the parties shall undertake a final master, taxes and other pass-throughs. Such reconciliation shall be final. For purposes hereof, Seller and Purchaser shall each prepare tenant reconciliations for their respective applicable periods of ownership of the Interests. Purchaser shall transmit such information to the tenants.

(f)   Unless provided otherwise hereinabove, such other items as are customarily prorated in a purchase and sale of the type contemplated hereunder shall be prorated as of the Closing Date.

(g) All insurance policies shall be terminated as of the Closing Date and there shall be no proration with respect to these items.

(h) Each of the provisions of this Section 12 shall survive the Closing until the later of (i) one (1) year from the date of Closing or (ii) with respect to real estate taxes three (3) months after the issuance of the final tax bills for the year in which the Closing occurs.

13. CLOSING COSTS.

Seller shall pay: (a) the costs of the Title Policy, including any endorsements or deletions thereto, excepting the costs of any special endorsements required by Purchaser or Purchaser’s lender; (b) the costs of recording any releases required to clear title to the Property pursuant to this Agreement; (c) Seller’s attorneys’ fees; (d) one-half of any transfer or recordation taxes or other charges imposed upon the transfer of the Property or the Interests; and (e) one-half of any escrow fees. Purchaser shall pay: (w) the costs of any special endorsements to the Title Policy required by Purchaser or Purchaser’s lender; (x) Purchaser’s attorneys’ fees; (y) one-half of any transfer or recordation taxes or other charges imposed upon the transfer of the Property or the Interests; and (z) one-half of any escrow fees.

14. POSSESSION.

Except as provided in Sections 11 or 12 hereof, at Closing, the Company shall have possession of the Property, free and clear of all liens and claims including but not limited to that certain Deed of Trust dated April 07, 2008 in the amount of $600,000.00 with the Trustee being Chicago Title Agency of Nevada and the beneficiary being 1st International Bank as recorded in the Official Records of the Nye County Office of the Recorder, Recording No. 706764; the only exceptions hereto being those liens and claims permitted pursuant to Section 3 hereof.

15. DEFAULT; ESCROW.

(a) If Seller defaults hereunder before Closing in any material respect and fails to cure such default within thirty (30) days after written notice of such default, or if the representations and warranties set forth in this Agreement shall not be true and correct in all material respects as of the Closing Date, Purchaser’s sole remedy shall be to either (a) terminate this Agreement and receive a return of the Earnest Deposit, in which event each of the parties hereto shall be relieved of any further obligation to the other arising by virtue of this Agreement (except for obligations that are expressly intended to survive the termination of this Agreement), or (b) pursue specific performance of this Agreement. In no event shall Purchaser be entitled to make any claims against Seller nor shall Seller be liable under any representation, warranty, certification, covenant, agreement, obligation or indemnity made hereunder or under any of the Closing Documents or otherwise in connection with the transactions contemplated herein if such claim is either (i) made prior to the Closing, (ii) is based upon or arises out of any inaccuracy in or breach of any of the representations, warranties or covenants of Seller contained in this Agreement if Purchaser had actual knowledge (for purposes of this Section 15 (a) “actual knowledge” shall be limited to matters of which Purchaser has knowledge based upon receipt of notice from Seller) of such inaccuracy or breach prior to the Closing or (iii) for an amount of less than $50,000 in the aggregate for all such claims (the “Seller’s Threshold Liability”). Furthermore, in no event shall Seller be liable for any actual, special, punitive, speculative or consequential damages, nor shall Seller’s liability under any representation, warranty, certification, covenant, agreement, proration, reproration, obligation or indemnity made hereunder or under any of the Closing Documents or otherwise in connection with the transactions contemplated herein exceed $1,000,000 in the aggregate (the “Seller’s Maximum Liability”), excepting however, that a breach by either Seller of its respective representations relating to such Seller’s title to such Seller’s Interests shall not be limited to the Seller Maximum Liability but shall be limited to such Seller’s portion of the Purchase Price.

(b) Excepting a breach by either Seller of its respective representations relating to such Seller’s title to such Seller’s Interests, none of Seller’s direct or indirect partners, members, managers, officers, agents or employees shall have any personal liability of any kind or nature or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement, the Closing Documents or the transactions contemplated herein.

(c) If Purchaser defaults hereunder, this Agreement shall terminate and Seller shall retain the Earnest Deposit as liquidated damages in full settlement of all claims against Purchaser (with the exception of claims against Purchaser related to obligations which are expressly stated to survive the termination of this Agreement). The parties agree that the amount of actual damages that Seller would suffer as a result of Purchaser’s default would be extremely difficult to determine and have agreed, after specific negotiation, that the amount of the Earnest Deposit is a reasonable estimate of Seller’s damages and is intended to constitute a fixed amount of liquidated damages in lieu of other remedies available to Seller and is not intended to constitute a penalty.

16. NOTICES.

Any notice, demand, request or other communication which either party hereto may be required or may desire to give under this Agreement shall be in writing and shall be deemed to have been properly given if: (a) sent by registered or certified mail, postage prepaid, return receipt requested (effective three (3) business days following the date on which it is deposited in the U.S. Mail); (b) sent by a nationally recognized overnight delivery service (effective one (1) business day after delivery to such courier for overnight service); or (c) sent by electronic mail (effective on the date sent provide it is followed by another permitted means of delivery), in each case addressed in accordance with Section 10 or Section 11 (as applicable) of the Summary Statement or to such other or additional address as either party might designate by written notice to the other party. Any notice permitted or required to be delivered hereunder may be delivered by the attorney for either party hereto.

17. BROKERS.

Each of Seller and Purchaser represents and warrants to the other that it has not dealt with any brokers, finders or agents with respect to the transaction contemplated hereby. Each party agrees to indemnify, defend and hold harmless the other party, its successors, assigns and agents, from and against the payment of any commission, compensation, loss, damages, costs, and expenses (including without limitation reasonable attorneys’ fees and costs) incurred in connection with, or arising out of, claims for any broker’s, agent’s or finder’s fees of any person claiming by or through such party. The obligations of Seller and Purchaser under this Section 17 shall survive the Closing and the termination of this Agreement.

18. ASSIGNMENT.

Purchaser shall neither assign its rights nor delegate its obligations hereunder without obtaining Seller’s prior written consent, which consent shall not be unreasonably withheld.

Notwithstanding anything to the contrary contained in this Section 18, Purchaser shall have the right to assign its rights hereunder to any entity that owns or is owned in whole or in part by Purchaser, or to a partnership of which Purchaser, or an affiliate is a general partner provided that concurrently with any such assignment, such affiliate assumes, in writing, those obligations imposed under this Agreement and provides a fully executed counterpart of such assignment to Seller, and provided further, that Purchaser shall remain fully liable for all of Purchaser’s obligations under this Agreement, the Confidentiality Agreement and the Access Agreement.

19. MISCELLANEOUS.

(a) Time is of the essence of each provision of this Agreement.

(b) This Agreement and all provisions hereof shall extend to, be obligatory upon and inure to the benefit of only the parties hereto and the respective heirs, legatees, successors and permitted assigns of the parties hereto.

(c) Except as provided herein, this Agreement and the Escrow Agreement contain the entire agreements between the parties relating to the transactions contemplated hereby.

(d) This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

(e) If any of the provisions of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be deemed invalid or unenforceable, the remainder of this Agreement and the application of such provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable shall not be affected thereby.

(f)   This Agreement and any document or instrument executed pursuant hereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

(g) From and after the date hereof, Seller shall not prepare and issue any releases of information relating to the sale of the Interests without Purchaser’s consent, and any inquiries regarding the transaction contemplated hereby shall be responded to by Seller only after consultation with Purchaser and with Purchaser’s approval. The provisions of this Section shall survive the Closing or earlier termination of this Agreement.

(h) If either party institutes a legal action against the other relating to this Agreement or any default hereunder, the unsuccessful party to such action will reimburse the successful party for the reasonable expenses of prosecuting or defending such action, including without limitation reasonable attorneys’ fees and disbursements and court costs. The obligations under this Section 19(h) shall survive the termination of this Agreement.

(i) This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that the Agreement may have been prepared primarily by counsel for one of the parties, it being recognized that both Purchaser and Seller have contributed substantially and materially to the preparation of this Agreement.

(j) If, under the terms of this Agreement and the calculation of the time periods provided for herein, the Closing Date or any other date to be determined under this Agreement should fall on Saturday, a Sunday, a legal holiday (Federal or Nevada), then such date shall be extended to the next business day.

(k) A facsimile, scanned and e-mailed copy, or photocopy signature on this Agreement, any amendment hereto, any Closing Document or any notice delivered hereunder shall have the same legal effect as an original signature, provided that an original or final copy shall be delivered thereafter; and further provided that nothing herein shall excuse either party from its obligation to deliver an original signature on any document that is intended to be recorded.

(l) The parties shall keep the terms of this Agreement confidential (and Purchaser shall keep information it learns about the Property and/or the Company confidential) and shall not disclose such terms and, in the case of Purchaser, information, to any other parties without the other party’s prior written consent, which consent shall be in each party’s sole discretion; provided, however, that each party may, without obtaining such prior written consent, make such disclosures as may be required by applicable laws or agreements by which such party is bound, or to each such party’s managers, members, officers, lenders, employees, attorneys, accountants, appraisers, insurance advisors, consultants and similar third party professionals.

(m) Either party shall be permitted to transfer the Interests (or interests in the Property) as part of a tax-free like-kind exchange (the “Exchange”) under Section 1031 of the Internal Revenue Code (the “Code”). Accordingly, each party shall cooperate with each other in structuring the transfer of the Interests as a tax-free like-kind exchange (forward and reverse type exchanges included); Purchaser’s or Seller’s cooperation shall include, but not be limited to, permitting the assignment by of rights under this Agreement to a qualified intermediary (as defined in Treasury Regulation Section 1.1031 (k)-1(g)(4)(iii)), and/or entering into an agreement with a qualified intermediary for the acquisition of the Interests. Notwithstanding the foregoing, the party entering into the Exchange shall fully reimburse, indemnify, defend and hold harmless the other party for all costs and expenses it incurs in connection with the Exchange, and nothing in this Section 19(m) shall permit either party to extend the Closing Date, require either party to take title to any other property, or to incur any additional expenses or liability. The provisions of this Section 19(m) shall survive Closing.

(n) Purchaser and Seller each hereby agrees not to elect a trial by jury of any issue triable of right by jury, and waives any right to trial by jury fully to the extent that any such right shall now or hereafter exist with regard to this agreement or any claim, counterclaim or other action arising in connection therewith. This waiver of right to trial by jury is given knowingly and voluntarily by Purchaser and Seller, and is intended to encompass individually each instance and each issue as to which the right to a trial by jury would otherwise accrue. Seller or Purchaser, as applicable, is hereby authorized to file a copy of this section in any proceeding as conclusive evidence of this waiver by Purchaser or Seller, as applicable. The provisions of this section 19(n) shall survive the closing or earlier termination of this Agreement.

(o) Purchaser and Seller each represent and warrant to their knowledge that as of the date hereof and as of the Closing Date, the following statements are and shall be true, correct and complete without material misrepresentation or omission: (i) such party is not a Prohibited Person (as defined below), (ii) such party is in compliance with the Anti-Terrorism Laws (as defined below), (iii) such party does not conduct any business or engage in any transaction or dealing with any Prohibited Person, or deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order 13224 (as defined below), and (iv) such party has established policies and procedures designed to prevent and detect money laundering, including processes to meet all applicable anti-money laundering requirements of the USA Patriot Act (as defined below). For purposes of the foregoing representations and warranties: (i) “Anti-Terrorism Laws” are any laws related to terrorism or money laundering, including Executive Order 13224 and the USA Patriot Act, and any regulations promulgated under either of them, (ii) “Executive Order 13224” is defined as Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001, (iii) “Prohibited Person” is defined as (a) a person or entity subject to the provisions of Executive Order 13224; (b) a person or entity owned or controlled by, or acting for or on behalf of, an entity that is subject to the provisions of Executive Order 13224; (c) a person or entity with whom Purchaser or Seller is prohibited from dealing by any of the Anti-Terrorism Laws; (d) a person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order 13224; (e) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control; or (f) a person or entity who is affiliated with a person or entity described in clauses (a) through (e) immediately above, and (g) “USA Patriot Act” is defined as the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56, as may be amended from time to time.

20. TAXES.

The Purchaser and the Seller shall work cooperatively together in an effort to cause the Company’s K-1 statements and any other portions of its Tax Returns for the year in which the Closing Date occurs to be filed and adjusted to reflect that the Company was owned by the Seller prior to the Closing Date and by the Purchaser and/or others thereafter, with all liabilities for Taxes accruing to the Seller and the Purchaser in complete accord therewith. The obligations contained in this Section 20 shall survive the Closing of this Agreement for a period of three (3) years and shall not be subject to the Seller’s Threshold Liability or the Seller’s Maximum Liability.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

SELLER:	FARM ROAD, LLC d/b/a AMARGOSA
VALLEY PINE GROWERS, A WYOMING
LIMITED LIABILITY COMPANY

	BY:	/s/ Stephen P. Pingree

PURCHASER:	MJ HOLDINGS, INC. A NEVADA CORPORATION

	BY:	/s/ Paris Balaouras

LIST OF EXHIBITS AND SCHEDULES

All Exhibits and Schedules referenced in this Agreement if not attached at the time the Agreement is signed shall be attached prior to closing.

LIST OF EXHIBITS

Exhibit A	Legal Description of the Land
Exhibit B	List of Equipment, Fixtures and Personal Property
Exhibit C	Form of Promissory Note
Exhibit D	Water Rights Documentation of the Nevada Division of Water Resources

LIST OF SCHEDULES

Schedule 1	Company’s Operating Agreement and Organizational Documents
Schedule 2	Company’s Financial Disclosure Documents
Schedule 3	Company’s Outstanding Liabilities
Schedule 4	Suits, Claims, Pending Actions
Schedule 5	Notice of Non-compliance
Schedule 6	Environmental Matters